Exhibit (a)(5)

AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

OF

MASTER INVESTMENT PORTFOLIO

The undersigned, being at least a majority of the Board of Trustees of Master Investment Portfolio, a Delaware statutory trust (the “Trust”), acting pursuant to Article X, Section 8 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated January 3, 1994, as amended (the “Declaration”), and pursuant to Section 3806 of the Delaware Statutory Trust Act do hereby amend the Declaration as follows, such amendment to become effective upon execution:

1. The following paragraph is added as Section 8 of Article IV of the Declaration:

“Section 8. Chairperson. The Trustees may, but need not (unless required by applicable law or regulation), appoint from among their number a Chairperson, who shall be an officer of the Board, but not an officer of the Trust. When present, the Chairperson shall preside at the meetings of the Interestholders and of the Trustees, and shall have such other responsibilities as prescribed by applicable law or regulation. The Chairperson, as well as any other Trustee, may call meetings of the Trustees. The Board may, but need not, from time to time prescribe to the Chairperson such other responsibilities in furthering the Board’s functions. It shall be understood that each Trustee, including the Chairperson, shall have equal responsibility to act in good faith, in a manner which he or she reasonably believes to be in the best interest of the Trust.”

2. Except as set forth herein, the Declaration shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Board of Trustees of the Trust, have executed this instrument as of this 14th day of March, 2006.

/s/ Mary G. F. Bitterman
Mary G. F. Bitterman, as Trustee and not	Jack S. Euphrat, as Trustee and not
individually	individually

/s/ Lee T. Kranefuss	/s/ Richard K. Lyons
Lee T. Kranefuss, as Trustee and not	Richard K. Lyons, as Trustee and not
individually	individually

/s/ Leo Soong
Leo Soong, as Trustee and not individually